EXHIBIT 1
Execution Version — Victory Park
TENDER AND SUPPORT AGREEMENT
     THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of January 31, 2010 is made by and among Haemonetics Corporation, a Massachusetts corporation (“Parent”), Atlas Acquisition Corp., a Colorado corporation and wholly owned subsidiary of Parent (“Purchaser”), and the securityholder of Global Med Technologies, Inc., a Colorado corporation (the “Company”) listed on Annex I (the “Stockholder”).
     WHEREAS, Stockholder owns shares of the Company’s common stock, par value $0.01 per share (“Seller Common Stock”), shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (“Seller Series A Convertible Preferred Stock”), and warrants issued by the Company to purchase shares of Seller Common Stock (“Seller Warrants” and collectively with the Seller Common Stock and Seller Series A Convertible Preferred Stock, “Securities”);
     WHEREAS, as of the date hereof, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number and type of Securities set forth opposite Stockholder’s name under the heading “Securities Beneficially Owned” on Annex I (all such Securities owned directly or indirectly through a broker which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, conversion, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Securities;” provided that “Subject Securities” shall not include Securities beneficially owned in the form of Seller Warrants, but only to the extent such Securities remain unvested, restricted or unexercised, as the case may be);
     WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for (i) an offer by Purchaser (the “Offer”) to purchase all of the outstanding shares of (A) Seller Common Stock at a price of $1.22 per share in cash (such amount or any higher amount per share that may be paid pursuant to the Offer, the “Common Stock Offer Price”) and (B) Seller Series A Convertible Preferred Stock at a price of $1,694.44 per share (such amount or any higher amount per share that may be paid pursuant to the Offer, the “Preferred Stock Offer Price”) and (ii) following the acceptance for payment of shares of Seller Common Stock and Seller Series A Convertible Preferred Stock pursuant to the Offer, the merger of Purchaser with and into the Company (the “Merger”) pursuant to which all then outstanding shares of Seller Common Stock will be converted into the right to receive the Common Stock Offer Price and all then outstanding shares of Seller Series A Convertible Preferred Stock will be converted into the right to receive the Preferred Stock Offer Price;
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that Stockholder, and in order to induce Parent and Purchaser to enter into the Merger Agreement, Stockholder has agreed to, enter into this Agreement; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:
ARTICLE 1
AGREEMENT TO TENDER
               Section 1.01 Agreement to Tender. Stockholder shall duly tender, in the Offer, all of Stockholder’s Subject Securities pursuant to and in accordance with the terms of the Offer; provided that the Common Stock Offer Price and/or the Preferred Stock Offer Price does not decrease. On or prior to the Expiration Date, Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) letter(s) of transmittal with respect to Stockholder’s Subject Securities complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Securities or, in the case of a book-entry transfer of any uncertificated Subject Securities, an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct Stockholder’s broker or such other Person that is the holder of record of Stockholder’s Subject Securities to tender such Subject Securities pursuant to and in accordance with the terms of the Offer. Stockholder shall duly tender to Purchaser during any Subsequent Offering Period provided by Purchaser in accordance with the terms of the Offer, all of the Subject Securities, if any, which shall have been issued or otherwise acquired by Stockholder after the expiration of the Offer. Stockholder agrees that once Stockholder’s Subject Securities are tendered pursuant to the terms hereof, Stockholder will not withdraw any tender of such Subject Securities, unless and until (x) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or (y) this Agreement shall have been terminated in accordance with Section 4.03 hereof.
               Section 1.02 Voting of Subject Securities. At every meeting of the stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, and with respect to every action by written consent of the stockholders of the Company in lieu of a meeting, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote Stockholder’s Subject Securities (only as directed by Purchaser and to the extent that any of Stockholder’s Subject Securities are not purchased in the Offer and provided that the Common Stock Offer Price and/or the Preferred Stock Offer Price was not decreased) (i) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (C) any other transaction the consummation of which would impede, interfere with, prevent or materially delay the Offer or the Merger, or (D) any action, proposal, transaction or agreement that would result in (x) a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or (y) the failure of any Tender Offer Condition to be satisfied and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, and in connection therewith, Stockholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. Stockholder shall retain at all times the right to vote Stockholder’s Subject Securities in Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.02 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. In the event that any meeting of the stockholders of the Company is held, Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause Stockholder’s Subject Securities (to the extent that any of Stockholder’s Subject Securities are not purchased in the Offer and provided that the Common Stock Offer Price and/or the Preferred Stock Offer Price was not decreased) to be counted as present thereat for purposes of establishing a quorum.
               Section 1.03 Stockholder Representatives on the Seller Board; Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder to attempt to) affect or limit any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company). In furtherance of the foregoing, Parent and Purchaser hereby acknowledge that certain Representatives of, or other Persons appointed by or associated with, Stockholder are members of the Seller Board. So long as any such Person continues to be a Director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by any such Person in such Person’s capacity as a Director of the Company or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of any such Person acting solely in such Person’s capacity as a Director of the Company).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
               Section 2.01 Representations and Warranties of the Stockholder. Stockholder hereby represents, warrants and covenants to Parent and Purchaser as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) Ownership. As of the date hereof, the number and type of Securities beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Stockholder is set forth opposite Stockholder’s name under the heading “Securities Beneficially Owned” on

Annex I. Except as set forth on Annex I, Stockholder is the record owner of all such Securities. Stockholder’s Subject Securities and Seller Warrants are, and (except as otherwise expressly permitted by this Agreement) any additional Securities and any options and warrants to purchase Securities, or any other securities of the Company convertible, exercisable or exchangeable into Securities that are acquired by Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by Stockholder. As of the date hereof, Stockholder’s Subject Securities constitute all of the securities of the Company (other than Securities beneficially owned in the form of Seller Warrants outstanding as of the date hereof and listed on Annex I) held of record, beneficially owned by or for which voting power or disposition power is held or shared by Stockholder or its Affiliates. Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time voting power, power of disposition, power to issue instructions with respect to the matters set forth in Article 1, Article 3, and Section 4.03 hereof, and right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Subject Securities and with respect to all of Stockholder’s Securities at all times through the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to the express terms of such Securities, applicable federal securities laws and the terms of this Agreement. Stockholder further represents that any proxies heretofore given in respect of the Securities owned beneficially and of record by Stockholder are revocable, and hereby revokes such proxies.
          (c) No Violation. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which Stockholder will file, conflict with or violate any Law applicable to Stockholder or by which any of Stockholder’s assets or properties is bound, (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets or properties is bound, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority (except for filings that may be required under the Exchange Act and the HSR Act), except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.
          (d) Reliance. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.
          (e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder before or by any Governmental Authority that would materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

               Section 2.02 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser, jointly and severally, hereby represents and warrants to Stockholder as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state wherein it is formed. Each of Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement and the Merger Agreement have been duly executed and delivered by Parent and Purchaser and constitute valid and binding obligations of each of them, enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) No Conflicts. The execution and delivery of this Agreement and the Merger Agreement by Parent and Purchaser does not, and the performance by each of them of its obligations under this Agreement and the Merger Agreement will not, (i) conflict with or violate any Law applicable to Parent and Purchaser or by which any of their assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on the properties or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and Purchaser does not, and the performance of this Agreement and the Merger Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Authority, except for filings that may be required under the Exchange Act and the HSR Act or (ii) third party, except, in the case of (i) or (ii) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby.
ARTICLE 3
OTHER COVENANTS
               Section 3.01 No Transfers. Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated or otherwise permitted hereby, not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Securities or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law, other than by death of any person) or, in the case of shares of Seller Series A Convertible Preferred Stock, redeem or convert such shares into shares of Seller Common Stock (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any Securities owned beneficially or of record as of the date hereof, any additional Securities and other securities of the Company acquired beneficially or of record by Stockholder after the date hereof, or any interest therein.
               Section 3.02 Changes to Securities. In case of a stock dividend or distribution, or any change in Securities by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Securities” shall be deemed to refer to and include the Securities as well as all such stock dividends and distributions and any securities into which or for which any or all of the Securities may be changed or exchanged or which are received in such transaction. Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional Securities or other securities of the Company acquired by Stockholder, if any, after the date hereof.
               Section 3.03 Publicity: Documentation and Information. Parent or Purchaser will, to the extent reasonably practicable, consult with Stockholder before issuing any press release or otherwise making any public statements or disclosures with respect to this Agreement or the other transactions contemplated hereby, except as may be required by Law or applicable stock exchange rules. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents, any announcement or disclosure required by the rules of any stock exchange, any filing with any Governmental Authority required to be made in connection with the Merger, the Offer and all related transactions, and, if approval of the Company’s stockholders is required under applicable Law, the Proxy Statement or the Information Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Stockholder’s identity and ownership of the Securities and its commitments, arrangements and understandings under this Agreement, provided that Stockholder and its counsel shall have the right to approve the form and content of any references to Stockholder in any such disclosure documents, announcements or filings, any such approval not to be unreasonably withheld or delayed. Stockholder, upon request and after consultation by Parent and Purchaser, agrees as promptly as practicable to give to Parent any information that Parent may reasonably require for the preparation of any such disclosure documents. Stockholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent Stockholder becomes aware that any such information shall have become false or misleading in any material respect.
               Section 3.04 Dissenters’ Rights. Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any dissenters’ rights under Article 113 of the Colorado Business Corporation Act in connection with the Merger and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

               Section 3.05 Non-Solicitation. Stockholder shall not and shall not authorize any of its representatives or Affiliates to directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information) the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or participate in or knowingly facilitate any discussions or negotiations with respect thereto, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement that may reasonably be expected to lead to an Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring Stockholder (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; provided that Stockholder may have discussions or negotiations with any Qualified Bidder from and after the time that the Seller Board has entered into discussions or negotiations with such Qualified Bidder in accordance with Section 7.2(c) of the Merger Agreement; provided, however, that Stockholder shall terminate any such discussions or negotiations with the Qualified Bidder simultaneously with the termination of such discussions or negotiations by the Seller Board or immediately upon the withdrawal of the Acquisition Proposal by such Qualified Bidder. Stockholder shall notify Parent promptly (and in any event within 24 hours) of the commencement of any discussions or negotiations between Stockholder and any such Qualified Bidder.
               Section 3.06 Derivative Securities. Nothing in this Agreement shall obligate Stockholder to exercise any Seller Warrant. Stockholder acknowledges that, in the event that Stockholder determines to exercise any Seller Warrant prior to the expiration of the Offer, the shares of Seller Common Stock acquired by Stockholder in connection with such exercise shall constitute “Subject Securities” hereunder and shall be tendered in the Offer by Stockholder in accordance with Section 1.01. Stockholder further acknowledges and agrees that any Seller Warrant may be exercised by Stockholder up until the expiration of the Offer, but if not so exercised prior to the expiration of the Offer, shall be terminated at the Effective Time of the Merger in accordance with the terms of the Merger Agreement in exchange for a lump sum cash payment (without interest), less any applicable withholding taxes, equal to the product of (i) the excess, if any, of (A) the Common Stock Offer Price over (B) the per share exercise price for such Seller Warrant and (ii) the then vested and exercisable number of shares subject to such Seller Warrant.
ARTICLE 4
MISCELLANEOUS
               Section 4.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent and Purchaser in accordance with Section 10.3 of the Merger Agreement and to Stockholder at its address set forth below its signature hereto, together with a copy to Stockholder’s legal counsel: Latham & Watkins LLP, 233 S. Wacker Dr., Suite 5800, Chicago, Illinois 60606, Attn: Bradley C. Faris (or at such other address for a party as shall be specified by like notice).

               Section 4.02 Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
               Section 4.03 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) upon mutual written agreement of the parties hereto to terminate this Agreement, (iv) any decrease of the Common Stock Offer Price and/or the Preferred Stock Offer Price, (v) the acquisition by Parent of all of the Subject Securities, whether pursuant to the Offer or otherwise, (vi) the termination of the Offer prior to the Acceptance Time, or (vii) the Company having effected an Adverse Change Recommendation pursuant to and in accordance with Section 7.2(d) of the Merger Agreement. In the event of a termination of this Agreement pursuant to this Section 4.03, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the provisions of Article 4, but excluding Section 4.02, shall survive the termination of this Agreement, and no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.
               Section 4.04 Amendments and Waivers.
          (a) The parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.
          (b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
               Section 4.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.
               Section 4.06 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
               Section 4.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws, except to the extent that the laws of the State of Colorado apply to the Merger and the rights of Stockholder relative to the Merger.

               Section 4.08 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York, New York County, or if that court does not have jurisdiction, a federal court sitting in the State of New York (the “New York Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of Parent, Purchaser and Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
               Section 4.09 Service of Process. To the extent permitted by applicable law, any party hereto may make service on another party hereto by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 4.01 hereof. However, the foregoing shall not affect the right of any party to serve legal process in any other manner permitted by law.
               Section 4.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.10.
               Section 4.11 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
               Section 4.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid,

void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
               Section 4.13 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 4.08 hereof.
               Section 4.14 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
               Section 4.15 Interpretation. Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
               Section 4.16 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
               Section 4.17 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAEMONETICS CORPORATION
By:	/s/ Brian P. Concannon
	Name:	Brian P. Concannon
	Title:	President and Chief Executive Officer

ATLAS ACQUISITION CORP.
By:	/s/ Christopher J. Lindop
	Name:	Christopher J. Lindop
	Title:	President

VICTORY PARK SPECIAL SITUATIONS MASTER FUND LTD. By: Victory Park Capital Advisors, LLC Its: Investment Manager
By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
Its: General Counsel

Notice Address: Victory Park Capital Advisors, LLC 227 West Monroe St. Suite 3900 Chicago, Illinois 60606

ANNEX I

Securities
Beneficially Owned
	Name of		Series A
	Record	Seller	Convertible
	Holder	Common	Preferred	Seller
Stockholder	(if different)	Stock[1]	Stock	Warrants
Victory Park Special Situations Master Fund, Ltd.		4,876,765	3,960	4,125,000

[1]	Does not reflect the common shares that may be deemed to be beneficially owned upon the exercise of Seller Warrants and/or the conversion of Series A Convertible Preferred Stock.

A-1